Exhibit 10.4

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

AMENDED AND RESTATED LICENSE AGREEMENT

by and between

MUSC FOUNDATION FOR RESEARCH DEVELOPMENT

and

LUNG THERAPEUTICS, INC.

THIS AMENDED AND RESTATED AGREEMENT, (the “Agreement”) effective as of September 1, 2018 (the “Amendment Date”), is entered into by and between Lung Therapeutics, Inc., having and address at 2801 Via Fortuna, Suite 425, Austin, TX 78746 (herein called “Licensee”), and MUSC Foundation for Research Development, a 501(c)(3) South Carolina not for profit corporation, having its principal place of business at 135 Cannon Street, Suite 101L, Charleston, SC 29425 (herein called “Licensor”). Licensee and Licensor are sometimes hereinafter referred to collectively as the “Parties” or individually as a “Party”.

In consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

ARTICLE I

BACKGROUND

Section 1.1. Licensor desires that its inventions be transferred to the private sector through licenses to facilitate the commercial development of products and processes for public use and benefit.

Section 1.2. Licensor has certain patent rights as defined herein and is willing to grant licenses to Licensee pursuant to the terms of this Agreement.

Section 1.3. Licensee acquired certain license rights pursuant to the terms of that certain License Agreement between Licensor and Licensee, effective March 30, 2016 (the “Original Agreement”), in order to develop methods and marketable products for ultimate public use and benefit by practicing the inventions licensed in this Agreement.

Section 1.4. The Parties now wish to amend and restate the Original Agreement in its entirety as set forth in this Agreement.

ARTICLE II

DEFINITIONS

As used in this Agreement, each underlined word or phrase below shall have the meaning given after it:

Section 2.1. Affiliate. Any corporation, partnership, limited liability company, joint venture or other entity which now or hereafter directly or indirectly controls, is controlled by, or is under common control with a Party. For this purpose, “control” in an Affiliate requires ownership of greater than fifty percent (50%) of: (i) voting stock of a company which issued voting stock, or (ii) ownership interest in any other enterprise. An Affiliate shall only be considered an Affiliate for so long as such control exists.

Section 2.2. Effective Date. March 30, 2016.

Section 2.3. Field of Use. All uses of the Patent Rights.

Section 2.4. First Commercial Sale. The first sale of any Licensed Product or Licensed Methods, or Related Product or Related Method, by Licensee or its sublicensees, following approval of its marketing by the appropriate governmental agency for the country in which the sale is to be made or, when governmental approval is not required, the first sale in that country.

Section 2.5. Inventors. [**]

Section 2.6. Licensed Methods. Any and all methods whose practice or use, but for the licenses granted herein, would infringe or would constitute indirect infringement (including contributory or induced infringement) of a Valid Claim (as defined below).

Section 2.7. Licensed Products. Any and all products the manufacture, use, sale, offer for sale, or import of which, but for the licenses granted herein, would infringe or would constitute indirect infringement (including contributory or induced infringement) ofa Valid Claim (as defined below).

Section 2.8. MUSC Entities. Licensor and The Medical University of South Carolina (“MUSC”), MUSC Physicians, the Medical University Hospital Authority, MUSC Health, the MUSC Foundation, and all entities within MUSC which are under the control of the Board of Trustees of MUSC, and all faculty members, employees, trainees, fellows, research associates, students, directors, trustees and agents of said organizations.

Section 2.9. Net Selling Price.

[**].

Section 2.10 Other Sublicense Revenues. [**]

Section 2.11. Patent Rights. [**]

Section 2.12. Related Methods. Any and all methods, other than the Licensed Methods, whose practice or use relate to the Related Rights.

Section 2.13. Related Products. Any and all products, other than the Licensed Products, the manufacture, use, sale, offer for sale, or import of which relate to the Related Rights.

Section 2.14. Related Rights. Intellectual property rights, other than the Patent Rights, related to a Caveolin-1 peptide that are licensed to or owned by Licensor.

Section 2.15. Term. As defined in Section 8.1 hereof.

Section 2.16. Territory. Worldwide.

Section 2.17. Valid Claim. With respect to a particular country, a claim of

(a) an issued and unexpired patent of the Patent Rights in such country that (i) has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken or has been taken within the time allowed for appeal; (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country; and (iii) provides exclusive and enforceable rights with respect to the sale or practice of a Licensed Product or Licensed Methods, as the case may be, in such country; or

(a) a pending patent application of the Patent Rights that has been pending without determination of final grant (i.e., after the conclusion of any opposition proceeding) or issuance for less than [**] from the date of filing.

ARTICLE III

LICENSE GRANT

Section 3.1. Grant. The Licensor hereby grants to the Licensee and its Affiliates, within the Field of Use, for the Term of this Agreement as set forth in Section 8.1 an exclusive license, with the right to sublicense under the terms contained herein, in the Territory, under the Patent Rights to make, have made, use, offer to sell, sell, have sold, and import Licensed Products and to practice and use Licensed Methods.

Section 3.2. Sublicense.

(a) Licensor hereby grants to Licensee the right to grant sublicenses in accordance with the terms of this Agreement, subject to approval by Licensor, such approval not to be unreasonably withheld. Licensor shall have [**] to review proposed sublicenses and respond to Licensee. Licensee shall require each approved sublicensee to keep records and render reports as required in Sections 4.3, 6.1 and 6.9 and maintain insurance as required in Section 9.7. Licensee may not grant sublicensees the right to grant sublicenses or the right to enforce Patent Rights. Except as expressly provided in this Section 3.2(a), all sublicenses shall have terms and conditions no less restrictive than those in this Agreement. Licensee shall include in each sublicense agreement a provision that identifies Licensor as an intended beneficiary thereof. Licensee shall deliver to Licensor a true copy of each sublicense within [**] after it is executed; provided, however, that Licensee may redact from such copy any confidential or proprietary information of Licensee or its sublicensee that is not necessary for Licensor to ascertain Licensee’s compliance with this Agreement.

(b) Termination under any of the provisions of this Agreement shall terminate all sublicenses that may have been granted by Licensee, provided that any sublicensee may elect to continue its sublicense by advising Licensor in writing, within [**] of the sublicensee’s receipt of written notice of such termination, of its election, which written notice of election shall include such sublicensee’s express agreement to be bound to Licensor by the terms of the sublicense agreement, subject to the following: (i) Licensor shall not have any obligations to such sublicensee other than Licensor’s obligations to Licensee as set forth in this Agreement; and (ii) such sublicense agreement shall be subordinate in all respects to the applicable provisions of this Agreement; provided, however, that the scope of such sublicensee’s direct license from Licensor shall be as set forth in the sublicense agreement and such sublicensee’s financial obligations to Licensor shall be those set forth in the sublicense agreement (and not those set forth in this Agreement), except that the sublicensee shall assume Licensee’s patent cost reimbursement obligations under this Agreement with respect to those of the Patent Rights that are covered by such sublicense agreement.

(c) Any sublicense granted hereunder by Licensee shall be reasonable and for fair market value. With the exception of Related Rights, an agreement granting a sublicense hereunder shall not include the grant of other rights held by the Licensee or any third party. Licensee shall be responsible for all actions and conduct of sublicensees with respect to obligations imposed by this Agreement on Licensee.

Section 3.3. Reservation of Rights. Licensor expressly reserves and retains for itself, and the right to grant to: (i) the MUSC Entities and their not for profit research collaborators, a non-exclusive license under the Patent Rights, to make and use Licensed Products and to practice and use Licensed Methods, solely for educational and research purposes; and (ii) the MUSC Entities, to sell to patients or other MUSC Entities and offer to sell to patients or other MUSC Entities Licensed Products and to practice and use Licensed Methods, solely for educational, research, and medical care purposes, but not otherwise. The rights extended under this section for medical care purposes shall be limited to patient care provided by the MUSC Entities. Further, nothing contained herein shall be deemed to require Licensee to provide Licensed Products or Licensed Methods to MUSC Entities at below the average Net Selling Price for such Licensed Products or Licensed Methods.

Section 3.4. Bayh-Dole. Licensee acknowledges that for all Patent Rights licensed under this Agreement which were funded by the U.S. federal government, (i) the U.S. federal government shall retain a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed, (ii) that the license granted to Improvements shall also be subject to any overriding rights of, or requirements imposed by, the U.S. Government as set forth in 35 U.S.C. §§ 200-212, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations (“Bayh-Dole Act”), and (iii) Licensee shall fulfill its obligations with regards to the Bayh-Dole Act.

ARTICLE IV

DILIGENCE

Section 4.1. Diligence.

(a) General: Licensee, upon the execution of this Agreement, shall diligently proceed with the development, manufacture, and sale of Licensed Products or Related Products, and the use and practice of Licensed Methods or Related Methods, and shall earnestly and with commercially reasonable effort endeavor to market the same within a reasonable time after execution of this Agreement and in quantities sufficient to meet the market demands therefor.

(b) Specific Diligence Provisions: Licensee shall be obligated to perform and complete by the date specified the following specific diligence provisions in order to maintain the license granted under this Agreement; provided, however, that Licensee can extend each specific diligence provision (i) and (ii) below by [**] with a payment to Licensor of $[**] per specific diligence provision, and for an additional [**], with the written consent of Licensor, with a payment to Licensor of $[**]:

(i) [**]; and

(ii) [**].

(iii) [**].

Section 4.2. Approvals. Licensee shall obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products and the practice and use of Licensed Methods.

Section 4.3. Progress Reports. Licensee shall submit to Licensor [**] progress reports, commencing on [**], detailing Licensee’s activities related to the development and testing of all Licensed Products and Licensed Methods, including a summary of results thereof, and Licensee’s efforts to obtain governmental approvals necessary for marketing. All information provided in this Section 4.3 shall be deemed to be Confidential Information.

ARTICLE V

LICENSE AND ROYALTY CONSIDERATION

Section 5.1. License Fee. Licensee paid Licensor [**] dollars ($[**]) at the Effective Date. Licensee has also paid Licensor [**] dollars ($[**]) for reimbursement of patent prosecution expenses for the Patent Rights incurred by Licensor prior to the Effective Date.

Section 5.2. Royalty on Sales. Licensee shall pay, or cause to be paid, to Licensor royalties of [**] percent ([**]%) of Net Selling Price of the Net Selling Price for the sale or disposition of Licensed Products or services using Licensed Methods in the U.S.

If Licensee (or its Affiliate or sublicensee) obtains a license under patent rights of a third party that are necessary for the manufacture, use or sale of a Licensed Product or Licensed Method in a country, then Licensee shall be entitled to offset [**]% of the royalties actually paid by Licensee (or its Affiliate or sublicensee) to such third party with respect to sales of such Licensed Product or Licensed Method in such country in a calendar quarter against the running royalties due to Licensor hereunder with respect to the Net Selling Price of such Licensed Product or Licensed Method (as applicable) in such country in such calendar quarter, provided that the royalties payable to Licensor with respect to such Licensed Product or Licensed Method in such country in a calendar quarter may not be reduced by more than [**]% as a result of any and all such offsets in the aggregate.

Section 5.3. Single Royalty. Nothing herein contained shall obligate Licensee to pay or cause to be paid to Licensor more than one royalty on any unit of Licensed Product or Licensed Methods.

Section 5.4. Sublicense Payments.

(a) With respect to royalties in connection with a sublicensee’s sale of Licensed Products or Licensed Methods (“Sublicensee Royalties”), Licensee shall pay to Licensor an amount equal to the royalty Licensor would have received from Licensee under Section 5.2 if such sale had been made by Licensee. Such payments shall be made within [**] of receipt from sublicensee by Licensee.

(b) [**]:

(i) [**];

(ii) [**]; and

(iii) [**].

Section 5.5. Minimum Royalties. Commencing on the third anniversary of the Effective Date and on each subsequent anniversary of the Effective Date, Licensee shall pay to Licensor a minimum royalty payment in accordance with the following schedule:

(a) [**] dollars ($[**]) on the [**] anniversary of the Effective Date; and

(b) [**] dollars ($[**]) on the [**] anniversary of the Effective Date and every anniversary thereafter.

[**].

Section 5.6. Milestone Payment. Licensee shall pay Licensor within [**] of the designated event the sums set forth as follows:

(a) [**];

(b) [**];

(c) [**];

(d) [**].

For clarity, each of the foregoing milestone payments shall be payable only onetime, [**].

Section 5.7. Transaction Fee.

(a) Upon the occurrence of a Liquidation Event (as defined below), Licensee will pay Licensor a fee equal to [**]. Licensor will pay the Transaction Fee, when and if payable, within [**] after the closing of a Liquidation Event; provided, however, that Licensee will pay any amounts due for [**] with respect to a Liquidation Event within [**] after [**].

(b) The Transaction Fee shall be in the form of [**]. Notwithstanding the foregoing, in the event that the form of

(c) For purposes of this Section 5.7:

(i) [**].

(ii) [**].

(iii) The method of valuation of securities subject to investment letters or other similar restrictions on free marketability shall take into account an appropriate discount from the market value as determined pursuant to clause (A) or (B) above so as to reflect the approximate fair market value thereof.

(iv) For securities for which there is .no active public market, the value shall be the fair market value thereof as determined (A) in good faith by the Board of Directors of Licensee, as approved by Licensor, such approval not to be unreasonably withheld, or (B) by a third party appraiser appointed and paid for by Licensee.

(v) “Liquidation Event” means [**].

(vi) [**].

Section 5.8. Non-refundable. With the exception of payments made in error by Licensee for amounts that are not due under this Agreement, all payments made to Licensor under this Agreement are non-refundable.

ARTICLE VI

PAYMENTS

Section 6.1. Royalty Reports Due Dates. Commencing with the period including either the first sublicense agreement or the First Commercial Sale, whichever is first to occur, Licensee agrees to make written reports to Licensor quarterly within [**] after the first days of each January, April, July, and October during the Term of this Agreement (“Royalty Reports”). If no amount due has accrued during any reporting period, a written statement to that effect shall be provided.

Section 6.2. Royalty Report Contents. Royalty Reports, which shall be deemed Confidential Information under Section 10.9, shall detail the number, description, and aggregate Net Selling Prices of the Licensed Products and/or Licensed Methods sold and Licensed Products or Licensed Methods Otherwise Disposed of during the preceding three (3) calendar months for which a royalty is payable as provided in Article V and Sublicense Revenue as provided in Section 5.6. The Royalty Report shall also set forth in aggregate [**].

Section 6.3. Payment of Royalties. Concurrently with the submission of each such report, Licensee shall pay to Licensor royalties at the rate specified in Article V of this Agreement on the Licensed Products and Licensed Methods included therein, as well as Sublicense Revenue.

Section 6.4. Place of Payment and Conversion. All monies due Licensor shall be payable in United States funds at Charleston, South Carolina. When Licensed Products or Licensed Methods are sold for monies other than United States dollars, the earned royalties shall first be determined in the foreign currency of the country in which such Licensed Products or Licensed Methods were sold and then converted into equivalent United States funds. The exchange rate shall be that reported in the Wall Street Journal on the last business day of the reporting period.

Section 6.5. Foreign Taxes. Any tax for the account of Licensor required to be withheld by Licensee under the laws of any foreign country, may be deducted by Licensee from any royalty due hereunder and shall be promptly paid by Licensee for and on behalf of Licensor to the appropriate governmental authority, and Licensee shall furnish Licensor with proof of payment of such tax. Licensee shall be responsible for all bank transfer charges.

Section 6.6. Term of Royalty Payment Obligation. On a Licensed Product-by-Licensed Product or Licensed Method-by-Licensed Method and country-by-country basis, the obligation to pay royalties shall begin on the First Commercial Sale of a Licensed Product or Licensed Method in a country and expire upon the expiration (including, for such purpose, revocation, unappealable determination of unenforceability or invalidity, abandonment, disclaimer, denial, or admission of unenforceability or invalidity, all as set forth in the definition of Valid Claim) of the last-to-expire Valid Claim of the Patent Rights covering the manufacture, use, sale, offer for sale, or import of such Licensed Product or Licensed Method in such country. For clarity, no royalty shall be payable with respect to a Licensed Product or Licensed Method in a country if, at the time of sale in such country, no Valid Claim of the Patent Rights covers any of the manufacture, use, sale, offer for sale and import of such Licensed Product or Licensed Method in such country. [**]. A Patent Right shall be deemed to expire at midnight of the latest time zone of the country of issue of the day of expiration. The Transaction Fee paid to Licensor pursuant to Section 5.7 shall be fully creditable against future royalties owed under Section 5.2.

Section 6.7. Termination Report. Licensee agrees to submit a written Royalty Report and payment to the Licensor within [**] after the date of any termination of this Agreement if the Licensee continues to sell Licensed Product and Licensed Methods in accordance with Section 8.5 of this Agreement, otherwise within [**] after the date of any termination of this Agreement, on which royalty is payable hereunder but that were not previously reported to Licensor.

Section 6.8. Late Payments. In the event any payment due hereunder is not received by Licensor within [**] of the date due, Licensee shall pay to Licensor interest charges calculated from the due date until such payment is paid at a rate equal to the lesser of (i) the prime rate as reported in The Wall Street Journal on the date such payment is due, plus an additional [**] percent per annum ([**]%), or (ii) the maximum rate allowed under applicable law.

Section 6.9. Records and Audits. Licensee shall keep or cause to be kept accurate records in sufficient detail to enable the calculation of all payments payable hereunder to be determined. All such records shall be deemed to be Confidential Information of Licensee subject to the terms and conditions of Section 10.9 hereof. During the Term and for a period of [**] following the termination of this Agreement, upon the request of Licensor (but not more frequently than [**]) an independent public accountant selected and paid by Licensor, and approved by Licensee, such approval not to be umeasonably denied, shall be allowed access, during ordinary business hours, to such records pertaining to the preceding [**] solely to verify the accuracy of royalty payments made or payable hereunder. The Parties shall mutually determine a general strategy for such audit in advance of its conduct. If any audit performed under this Section 6.9 shall indicate that any payment due hereunder was underpaid, Licensee shall promptly pay to Licensor the amount of such underpayment plus interest calculated from the due date until such underpayment is paid, at a rate equal to that specified in Section 6.8. If any audit performed under this Section 6.9 shall indicate that any payment due hereunder was overpaid, Licensor shall be entitled to a credit against future payments in the amount of such overpayment without interest. If any audit performed under this Section 6.9 shall indicate that any payment hereunder was in error to Licensor’s detriment by more than [**] percent ([**]%) for any calendar year, Licensee shall pay the cost of such audit.

ARTICLE VII

PATENT PROSECUTION AND ENFORCEMENT

Section 7.1. Prosecution and Maintenance. Licensor shall apply for, seek issuance of, and maintain, during the Term of this Agreement, the Patent Rights within the Fields of Use, owned or controlled, in the United States as requested and paid for by Licensee. Prosecuting attorneys represent the Licensor and the Inventors, and shall take instruction from Licensor (after Licensor’s consultation with Licensee). Licensee, at its expense, may hire separate counsel to represent Licensee. Licensor shall cause the prosecuting attorneys, the selection of which shall be reasonably acceptable to Licensee, to provide timely copies to Licensee of all communications to and from the applicable patent offices concerning prosecution of the Patent Rights within the Fields of Use, and consult with Licensee concerning such prosecution. All such communications and consultations between the prosecuting attorneys, the Parties and/or the Inventors regarding the Patent Rights and preparation, filing, prosecution and/or maintenance of the patents and/or patent applications relating thereto shall be deemed Confidential Information under Section 10.9. In addition, the Parties acknowledge and agree that the interests of the Parties with regard to the Patent Rights and preparation, filing, prosecution and/or maintenance of the patents and/or patent applications relating thereto, are aligned and are legal in nature. The Parties agree and acknowledge that the Parties have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege, including, but not limited to, privilege under the common interest doctrine or any related doctrine.

Section 7.2. Expenses for Prosecution and Maintenance.

(a) Licensee shall pay for all reasonable patent filing, prosecution, and maintenance fees and legal expenses for the Patent Rights in the United States and in such foreign countries as requested by Licensee. Licensee shall make said payments to Licensor within [**] of receipt of an invoice from Licensor or prosecuting attorneys with said invoice including copies of the billing statements from the prosecuting attorneys. Licensor shall have the right to require reasonable advance payment or retainer by Licensee to prosecuting attorneys. In the event that advance payment or retainer is required, Licensor shall provide documentation of such request to Licensee who shall pay the required advance payment or retainer within [**] of receipt of such documentation from Licensor.

(b) Licensee shall notify Licensor of a decision to discontinue paying for prosecution or maintenance of an application or patent of the Patent Rights in a country at least [**] in advance of any applicable patent prosecution or maintenance deadline. Licensee’s decision to discontinue prosecution or maintenance of an application or patent of the Patent Rights in a country shall terminate Licensee’s grant in Section 3.1 to such Patent Right in such country. Licensor shall have the option but not the obligation to prosecute or maintain such Licensee discontinued application or patent at Licensor’s expense.

Section 7.3. Interference. The Parties agree that inter partes reexamination type proceedings and/or interference actions conducted within the applicable patent office shall be considered part of prosecution.

Section 7.4. Prosecution of Infringement and Patent Defense.

(a) Infringement. If either Party learns of (i) any infringement or potential infringement of the Patent Rights in the Field of Use by a third party and/or (ii) any claim by a third party that a patent of the Patent Rights in the Field of Use is invalid, it shall promptly notify the other Party. In that event, as long as Licensee enjoys the exclusive license granted under Section 3.1 herein, Licensee shall have the first right, but not the obligation, at its own expense, to prosecute such infringement or to compromise or settle such claim (an “Action”). In the event that Licensee cannot prosecute or defend such Action in its own name, Licensor agrees to sign and deliver to Licensee the documents necessary for Licensee to prosecute or defend such Action in the name of Licensor. Licensee shall not compromise or settle such Action in any way that directly and adversely affects the scope, validity or enforceability of the Patent Rights, without the Licensor’s prior written consent, which consent shall not be unreasonably withheld or delayed. Licensor shall reasonably cooperate with Licensee in connection with such Action, at Licensee’s expense. Any recovery that Licensee receives from such Action or the compromise or settlement thereof, shall be used to first reimburse Licensee for its out of pocket costs of prosecuting or defending the Action (but not such expenses as employee salary or overhead). The sum remaining after deduction of Licensee’s out of pocket expenses shall be treated as follows: (a) for any recovery which is based upon lost sales or lost profits, Licensee shall pay to Licensor royalties in accordance with Section 5.2, based upon the Net Selling Price used to compute the recovery and (b) for any recovery based upon treble damages, Licensee shall pay Licensor [**] percent ([**]%) of the recovery. If Licensee elects to not pursue an Action, Licensor may, but shall not be required, to pursue such Action on its own, at its own expense, keeping any proceeds from such Action for itself.

(b) Defense. In the event that a legal proceeding is instituted which challenges the validity of all or a portion of the Patent Rights, and such proceeding is a result of action or conduct of the Licensee, the Licensee shall have the obligation to provide, at its own expense, a reasonable defense of the challenged Patent Rights, with counsel reasonably acceptable to the Licensor. In no event shall the Licensee take or fail to take a course of action in the defense which shall cause a loss of all or part of the Patent Rights without the Licensor’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(c) Licensor obligations. Licensor has no obligation to bring an action for infringement of the Patent Rights or to defend any action challenging the validity of the Patent Rights, excepting for its obligation to cooperate with an action by the Licensee under Section 7.4(a).

Section 7.5. Assertion of Invalidity of Patent Rights.

(a) In the event Licensee intends to assert in any forum that any of the Patent Rights are invalid, unenforceable, or unpatentable, Licensee shall, not less than ninety (90) days prior to making any such assertion, provide to Licensor a complete written disclosure of each and every basis then known to Licensee for such assertion and, with such disclosure, shall provide Licensor with a copy of any document or publication upon which Licensee intends to rely in support of such assertion. Licensee’s failure to comply with this provision shall constitute a material breach of this Agreement.

(b) Assertion by Licensee, subsequent to the date of its execution of this Agreement, of the invalidity or unenforceability of any claim of any Patent Rights in a declaratory judgment action may, at the option of Licensor, be conclusively presumed to constitute Licensee’s termination of this Agreement, as of the filing date of the declaratory judgment action, of its license in respect to such claim and of its obligation under this Agreement for payment of royalties in respect to Licensee’s future operations under the claim (but not under any other claim).

ARTICLE VIII

TERM AND TERMINATION

Section 8.1. Term. This Agreement shall continue in force from the Effective Date until the expiration, abandonment, or invalidation of the last Valid Claim in the Field of Use of the Patent Rights, unless the Agreement is terminated earlier as provided for herein (the “Term”).

Section 8.2. Termination by Licensee. Licensee may terminate this Agreement, and the rights and licenses granted hereunder, effective at any time by giving ninety (90) days prior notice to Licensor.

Section 8.3. Termination for Breach. In the event a Party shall be in default or breach of any material provision of this Agreement (“Breaching Party”), the other Party (“Non-Breaching Party”) may give written notice of such default or breach (“Notice of Default”). If the Breaching Party fails to cure the default or breach set forth in the Notice of Default within [**], the Non-Breaching Party may elect to terminate this Agreement at any time thereafter that is within [**] of the Notice of Default by sending a notice (“Notice of Termination”) which shall be effective upon the date such Notice of Termination is sufficiently given pursuant to Section 10.3.

Section 8.4. Effect of Termination. Termination of this Agreement shall not release either Party from its obligations accrued prior to the effective date of termination nor deprive either Party from any rights that survive termination as described in Section 8.6.

Section 8.5. Disposition of Inventory. Upon termination of this Agreement under Section 8.2 or, if the Licensor is the Breaching Party, under Section 8.3, Licensee shall have the privilege of disposing of all previously made or partially made Licensed Products or, if tangible, Licensed Methods within a period of [**] after termination. If termination is pursuant to Section 8.2, the sale of such Licensed Products or Licensed Methods shall be subject to the terms of this Agreement including, but not limited to, the payment of royalties earned under Section 5.2 at the rate and amount, and at the time provided herein and the rendering of reports thereon. If termination is pursuant to Section 8.3 where Licensor is alleged to be the Breaching Party and Licensor disputes the allegation, the payment of royalties earned under Section 5.2 shall be paid at the rate and amount, and at the time provided herein along with rendering of reports thereon into an escrow account controlled by an escrow agent mutually acceptable to the parties pending resolution of the dispute.

Section 8.6. Survival. The provisions of Articles V and VI shall survive termination of this Agreement, to the extent necessary, and for the time required, to effectuate the payments and obligations of Licensee which arise out of Licensee’s use of its disposition of inventory rights under Section 8.5. To the extent necessary to effectuate the other surviving provisions the definitions of Article II shall survive termination or expiration of this Agreement. The provisions of Sections 6.9, 7.4(b), 8.4, 8.5, 8.6, 9.3, 9.4, 9.5, 9.6, 9.7 for a period of [**] from the later of the date of the last sale of a Licensed Product or Licensed Methods or the date of termination, 9.8, 10.3, 10.4 10.6, 10.8, 10.9, and 10.13, to the extent applicable, shall survive any termination of this Agreement.

Section 8.7. Cumulative Rights and Remedies. Any right to terminate this Agreement shall be in addition to and not in lieu of all other rights or remedies that the Party giving notice of termination may have at law or in equity or otherwise.

Section 8.8. Amicable Dispute Resolution. Any controversy or dispute arising out of or in connection with this Agreement, its interpretation, performance, or termination, but excluding validity or enforceability of Patent Rights, that the Parties are unable to resolve within [**] after written notice by one Party to the other of the existence of such controversy or dispute shall be referred to mediation. Unless the Parties agree otherwise, the mediation shall be conducted in accordance with the International Chamber of Commerce Amicable Dispute Resolution rules in effect on the date of the written notice of the existence of such controversy or dispute by a mediator mutually selected by the Parties. Within [**] after the mediator has been selected as provided above, both Parties and their respective attorneys shall meet with the mediator for one mediation session of at least [**], it being agreed that each Party representative attending such mediation session shall be a corporate officer or member of the board of directors with authority to settle the dispute. If the dispute cannot be settled at such mediation session or at any mutually agreed continuation thereof, either party may give the other and the mediator a written notice declaring the mediation process at an end.

ARTICLE IX

REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

Section 9.1. Licensor Representations and Warranties. Licensor represents and warrants to Licensee as follows:

(a) Licensor has the right, power and authority to enter into this Agreement, and has complied with all corporate formalities required for the execution of this Agreement;

(b) Licensor has received the necessary rights as of the Effective Date (including any necessary assignment or other transfer of intellectual property rights) from all necessary parties including the MUSC Entities, to enter in this Agreement; and

(c) Licensor has, if applicable, carried out the necessary steps to obtain title to any inventions subject to the Bayh-Dole Act as of the Effective Date.

Section 9.2. Licensee Representations and Warranties. Licensee represents and warrants to Licensor that it has the right, power and authority to enter into this Agreement, and has complied with all corporate formalities required for the execution of this Agreement.

Section 9.3. Warranty Limitation. LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THOSE SET FORTH IN SECTION 9.1, EXTENDS NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITY WHATSOEVER WITH RESPECT TO THE USE, SALE, OR OTHER DISPOSITION BY LICENSEE, AFFILIATES, SUBLICENSEES, ITS VENDEES, OR OTHER TRANSFEREES OF PRODUCTS OR METHODS INCORPORATING, MADE BY, PRACTICED OR USED PURSUANT TO (i) PATENT RIGHTS LICENSED UNDER THIS AGREEMENT OR (ii) INFORMATION, IF ANY, FURNISHED UNDER THIS AGREEMENT. MUSC Entities shall have no liability whatsoever to Licensee, Licensee’s Affiliates, sublicensees, or any other person or entity for or on account of any injury, loss, or damage, of any kind or nature, sustained by, any damage assessed or asserted against, or any other liability incurred by or imposed on Licensee, Licensee’s Affiliates, sublicensee, or any other person arising out of or in connection with or resulting from (i) the manufacture, use, import, or sale of any Licensed Product or Licensed Methods, or the practice of the Patent Rights by Licensee, its distributors, its affiliates or its customers; or (ii) any advertising or other promotional activities with respect to any of the foregoing by Licensee, its distributors, its affiliates or its customers.

Section 9.4. Negation of Implications. Nothing in this Agreement shall be construed as (i) a warranty or representation by Licensor as to the validity or scope of any Patent Rights; (ii) a warranty or representation by Licensor that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties; (iii) granting by implication, estoppel, or otherwise any licenses or rights under patents of Licensor other than the Patent Rights in the Field of Use, regardless of whether such other patents are dominant of or subordinate to any Patent Rights; (iv) an obligation of Licensor to furnish any know-how; or (v) an obligation of Licensor to bring or prosecute actions or suits against third parties for patent infringement except as provided in Section 7.4.

Section 9.5. Damage Limitation. In no event shall either Party be liable to the other Party for any incidental, special or consequential damages resulting from the exercise of the license granted pursuant to this Agreement or due to any breach of this Agreement.

Section 9.6. Product Specifications and Warranties. MUSC Entities assume no responsibility for the product specifications, manufacture, sale or end-use of any Licensed Product or Licensed Methods which is manufactured by, or for, or sold, or otherwise disposed of by Licensee, Affiliates, or sublicensees. All warranties made or to be made, if any, in connection with Licensed Product or Licensed Methods shall be made by Licensee and none of such warranties shall directly or by implication obligate in any way the MUSC Entities.

Section 9.7. Insurance.

(a) Licensee and sublicensees shall carry general liability insurance m an amount of $[**] upon the Effective Date.

(b) Prior to the first use of a Licensed Product or Licensed Methods in humans and continuing through any time that the Licensed Product or Licensed Methods is used in humans for experimental purposes prior to first commercial sale, regardless of the jurisdiction or territory in which the first commercial sale occurs, Licensee, at its sole cost and expense, shall insure such party’s activities in connection with its exercise of rights under this Agreement, through clinical trial insurance and obtain, keep in force, and maintain insurance in appropriate amounts within industry standards.

(c) Prior to first commercial sale of a Licensed Product or Licensed Methods, regardless of the jurisdiction or territory in which the first commercial sale occurs, and continuing through a period [**] following the termination of this Agreement, Licensee, at its sole cost and expense, shall insure such party’s activities in connection with its exercise of rights under this Agreement through product liability insurance and obtain, keep in force, and maintain insurance in appropriate amounts within industry standards.

The coverage and limits referred to in 9.7(a), 9.7(b), and 9.7(c) above shall not in any way limit the liability of Licensee. Licensee shall furnish Licensor with certificates of insurance evidencing compliance with all requirements. Such insurance shall: (a) provide for [**] advance written notice to Licensor of any reduction of coverage; (b) indicate that Licensor has been endorsed as an additional insured under the coverage required herein; and (c) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over any valid and collective insurance or program of self-insurance carried or maintained by Licensee.

Section 9.8. Indemnification. Licensee shall defend, indemnify and hold harmless MUSC Entities (each individually an “Indemnified Party,” and collectively the “Indemnified Parties”), from and against any and all liabilities, losses, damages, costs or expenses (including reasonable attorneys’ fees) (individually a “Liability” and collectively the “Liabilities”) arising from a third-party demand, claim or action to the extent such demand, claim or action results from Licensee’s, Affiliate’s, or sublicensee’s development, manufacture, import, use, offer to sell or sale of Licensed Products or Licensed Methods pursuant to this Agreement; provided, however, that Licensee shall have no obligation under this Section 9.8 to the extent a Liability results or arises from the gross negligence or willful misconduct of an Indemnified Party. Each Party shall promptly notify the other of any claim or action giving rise to Liabilities subject to the provisions of this Section 9.8. Licensee shall have the right, as allowed by applicable law, to defend, settle or compromise any such demand, claim or action, at its cost and expense, and shall keep Licensor informed of developments with respect to any such demand, claim or action. Licensor shall cooperate and shall cause the Indemnified Parties to cooperate with Licensee in the defense, settlement or compromise of any such demand, claim or action. Licensee shall not settle or compromise any such demand, claim or action in a manner that admits any wrongdoing by or imposes any restrictions or obligations on an Indemnified Party, without the prior consent of such Indemnified Party, which consent shall not be unreasonably withheld.

ARTICLE X

GENERAL PROVISIONS

Section 10.1. No Waiver. No failure on the part of either Party to exercise, and no delay in exercising, any right shall be construed as a waiver thereof, nor shall any single or partial exercise by either Party of any right preclude any other future exercise thereof or the exercise of any other right.

Section 10.2. Force Majeure. If the performance of this Agreement or of any obligation hereunder (other than an obligation to make payments hereunder) is prevented, restricted or interfered with by reason of any acts or circumstances beyond the reasonable control of the obligated Party, the obligated Party shall be excused from such performance to the extent of such prevention, restriction or interference; provided, however, the obligated Party shall promptly advise the other Party of the existence of such prevention, restriction or interference, shall use its best efforts to avoid or remove such causes of nonperformance and shall continue performance hereunder whenever such causes are removed. Any nonperformance or delay of Licensee subject to this paragraph that is in excess of [**] shall constitute cause for immediate termination by Licensor of this Agreement upon written notice to Licensee and not subject to Sections 8.8 and 8.9.

Section 10.3. Notices. All notices, reports, requests or demands required or permitted under this Agreement shall be sent by certified mail or by facsimile, with confirmed transmission, properly addressed to the respective Parties as follows:

If to Licensor:

MUSC Foundation for Research Development

135 Cannon Street, Suite 101 L

Charleston, South Carolina 29425

Attn: Executive Director

Facsimile: [**]

Email: [**]

If to Licensee:

Lung Therapeutics, Inc.

2801 Via Fortuna, Suite 425

Austin, Texas 78746

Facsimile:

Email: [**]

or to such addresses as the Parties hereto may designate for such purposes during the Term. Notices shall be deemed to have been sufficiently given or made: (i) if by facsimile with confirmed transmission, when performed, and (ii) if by air courier upon receipt by the Party. Communications via email shall not constitute Notice under this Agreement, unless the Parties agree in writing to such acceptance.

Section 10.4. Independent Contractors. No agency, partnership or joint venture 1s hereby established; each Party shall act hereunder as an independent contractor. Neither Licensor nor Licensee shall enter into, or incur, or hold itself out to third parties as having authority to enter into or incur on behalf of the other Party any contractual obligations, expenses or liabilities whatsoever.

Section 10.5. Assignment. The rights and licenses granted by Licensor in this Agreement are personal to Licensee and may not be assigned or otherwise transferred (other than by sublicense in accordance with the terms hereof) without the written consent of Licensor, which consent may be given in the sole discretion of Licensor. The preceding sentence notwithstanding, Licensee may, without Licensor’s consent, assign this Agreement and the license granted herein to an Affiliate or in conjunction with a merger or the sale or transfer of all of the assets associated with Licensee’s performance under this Agreement. In no event, however, shall this Agreement be assigned to or run in favor of a person who or entity that, prior to the date of this Agreement, was engaged in substantial production or sale of Licensed Products or Licensed Methods. Notwithstanding any provision to the contrary, Licensor has the right to assign this Agreement to any of the MUSC Entities.

Section 10.6. Marking. Licensee shall mark or cause to be marked the Licensed Products and, if tangible, Licensed Methods, made, imported, used, offered for sale or sold pursuant to this Agreement with such references to the Patent Rights as are required by the applicable laws of the territories in which such Licensed Products or Licensed Methods are made, imported, used, offered for sale or sold.

Section 10.7. No Third-Party Beneficiary. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties hereto, Licensee’s Affiliates, and the MUSC Entities, or their respective permitted successors and assigns, any benefits, rights or remedies.

Section 10.8. Publicity. Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either Party by the other Party (including contraction, abbreviation or simulation of any of the foregoing) without prior written approval, which approval may be given in the sole discretion of Party owning such intellectual property. Approval by e-mail shall constitute “written approval.” Unless required by law, the use of the name of any MUSC Entity is expressly prohibited without prior written approval.

Section 10.9. Confidential Information. For the purpose of this Agreement, the term “Confidential Information” shall mean any information disclosed by either Party to the other pursuant to this Agreement. Each Party (i) shall hold Confidential Information it has received in confidence during the Term and for a period of [**] thereafter; (ii) shall use such Confidential Information only for performance of its obligations under this Agreement; and (iii) shall not disclose such Confidential Information to third parties without the consent of the disclosing Party. In the event that Confidential Information must be disclosed to individuals such as employees, agents, or affiliates in order to effectuate the development and commercialization of Licensed Products or Licensed Methods pursuant to this Agreement, each such individual must be bound by an obligation of confidentiality substantially the same as this Section 10.9. Licensor shall specifically be allowed to disclose Confidential Information to the MUSC Entities as required to comply with Licensor’s reporting obligations to MUSC, provided that such Confidential Information shall be reported and maintained in a confidential manner. For the purposes of this Agreement, Confidential Information shall not include information that:

(a) was known to the receiving Party or its Affiliates prior to disclosure by the disclosing Party (other than through disclosure on a confidential basis by the disclosing Party or its Affiliates) as evidenced by the receiving Party’s or its Affiliate’s prior written records;

(b) is disclosed to the receiving Party or its Affiliates by a third party, except if such disclosure is made on a confidential basis or in violation of a confidentiality obligation to the disclosing Party or its Affiliates;

(c) is or becomes public knowledge other than by the receiving Party’s breach of this confidentiality obligation;

(d) the receiving Party must disclose to government authorities for the purpose of seeking marketing approval of Licensed Products or Licensed Methods pursuant to this Agreement, but only after giving adequate advance notice to the disclosing Party;the receiving Party must disclose in connection with filing or prosecuting any patent application within the scope of the Patent Rights;

(e) the receiving Party or its Affiliates independently develops or discovers without use of or reference to the Confidential Information as evidenced by written records; or

(f) the receiving Party must disclose, pursuant to a requirement of law, provided the receiving Party has given the disclosing Party prompt notice of such fact, so the disclosing Party may obtain a protective order or other appropriate remedy concerning any such disclosure and/or waive compliance with the confidentiality obligations of this Section I 0.9. The receiving Party shall fully cooperate with the disclosing Party in connection with the disclosing Party’s efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, or the disclosing Party waives such compliance, the receiving Party shall make such disclosure, but only to the extent such disclosure is legally required, and shall use its best efforts to have confidential treatment accorded to the disclosed Confidential Information.

All Confidential Information shall be returned to the disclosing Party by the receiving Party upon request by the disclosing Party upon the termination of this Agreement, with the exception of a single copy to be retained by the receiving Party in a confidential file for the purpose of determining compliance with this confidentiality obligation.

Section 10.10. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

Section 10.11. No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

Section 10.12. Headings. The headings and titles to the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision herein.

Section 10.13. Governing Law. This Agreement, including all matters of construction, validity, and performance, shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina, as applied to contracts made, executed, and to be fully performed in such state by citizens of such state, without regard to its conflict of law rules, except that questions affecting the construction and effect of any Patent Rights shall be determined by the law of the country in which the patent was granted or is being prosecuted. The Parties hereto agree that the exclusive jurisdiction and venue for any action brought between the parties under this Agreement shall be the state courts of South Carolina and the federal courts of the District of South Carolina, and each of the Parties hereby agrees and submits itself to the exclusive jurisdiction and venue of such courts for such purpose.

Section 10.14. Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any applicable jurisdiction, the validity of the remaining parts or provisions shall not be affected by such holding. In the event a part or provision of this Agreement held unenforceable or in conflict with law affects consideration to either Party, the Parties agree to negotiate in good faith amendment of such part or provision m a manner consistent with the intention of the Parties as expressed in this Agreement.

Section 10.15. Interpretation. The use in this Agreement of the term “including” means “including, without limitation.” Unless otherwise specifically stated, the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement.

Section 10.16. Integration. This Agreement constitutes the entire agreement between the Parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements, representations, understandings and commitments with respect thereto. No terms or provisions of this Agreement shall be varied, extended or modified by any prior or subsequent statement, conduct or act of either of the Parties, except by a written instrument specifically referring to and executed in the same manner as this Agreement.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the Parties have hereunto set their hands and seals and duly executed this Agreement the day and year set forth below.

“Licensee”	“Licensor”

LUNG THERAPEUTICS, INC.	MUSC FOUNDATION FOR
RESEARCH DEVELOPMENT

/s/ Brian Windsor	/s/ Michael Rusnak
Brian Windsor	Michael Rusnak
Chief Executive Officer	Executive Director

Date: 02/15/19	Date: 02/22/19